Exhibit 10.2
FORM OF EXTERRAN HOLDINGS, INC. AWARD NOTICE
TIME-VESTED RESTRICTED STOCK (DIRECTORS)
Exterran Holdings, Inc. (the “Company”), has granted to you, _________________________________ (the “Participant”), restricted shares of our Common Stock (“Restricted Stock”) under the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”), subject to the terms and conditions set forth in this Award Notice (this “Notice”) and the Plan. Unless otherwise defined herein, capitalized terms in this Notice have the same meaning ascribed to them in the Plan.
The terms of your Award are as follows:
     1. Award. You have been granted ________ shares of Restricted Stock (your “Award”).
     2. Grant Date. The date of your Award is __________________ (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. The shares of Restricted Stock subject to your Award will automatically vest, and the restrictions on these shares shall lapse, on each of the dates (each, a “Vesting Date”) indicated in the table below; provided, however, except as otherwise provided in Paragraph 4 below, that you are a Director at all times from the Grant Date up to and including the applicable Vesting Date. Shares as to which the restrictions lapse shall no longer be deemed Restricted Stock as of the applicable Vesting Date. Contact ____________________________ with any questions concerning the vesting of your Award.

Vesting Date	Number of Shares Vested

     4. Termination of Service; Forfeiture.
     (a) Except as provided in Paragraphs 4(b) and 4(c) below, if your service as a Director terminates for any reason (“Termination of Service”), any unvested shares of Restricted Stock as of your Termination of Service date will immediately and automatically be forfeited as of such date.
     (b) If your Termination of Service is due to death or Disability, any unvested shares of Restricted Stock will immediately vest in full, and all restrictions applicable to your Award will lapse, as of the date of your Termination of Service.
     (c) In the event you are not or will not be nominated for election or reelection, as applicable, to the Board, the Committee may elect, in its sole discretion, to fully vest all of the unvested shares of Restricted Stock as of your termination date, and all restrictions applicable to such vested shares will lapse as of such date.
     5. Corporate Change. In the event of a Corporate Change, any shares of Restricted Stock that are unvested will immediately vest in full, and all restrictions applicable to your Award will lapse, as of the date of the Corporate Change.
     6. Issuance of Shares and Stockholder Rights. The Company will register the shares of Restricted Stock in your name. However, the Company will withhold delivery of your Restricted Stock shares until they are vested. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting.

     7. Non-Transferability. Before you are vested in this Award, you cannot sell, transfer, pledge exchange or otherwise dispose of your shares of Restricted Stock (except by will or the laws of descent and distribution).
     8. No Right to Continued Service. Nothing contained in this Notice shall confer upon you any right to continued service as a member of the Board, or limit in any way the right of the Board to terminate or modify the terms of your Director service at any time.
     9. Plan Governs. Your Award and this Notice are subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Compensation & Benefits Department, 16666 Northchase Drive, Houston, Texas 77060. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     10. Miscellaneous.
     (a) This Notice shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.
     (b) This Notice shall be binding upon and inure to the benefit of the Company and its successors and assigns. If any term or provision of this Notice should be invalid or unenforceable, such provision shall be severed from this Notice, and all other terms and provisions hereof shall remain in full force and effect.
     (c) This Notice, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof. This Notice may not be amended, except by an instrument in writing signed by the Company and you.
     11. Participant Acceptance. If you do not accept your Award or the terms of your Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem your Award and the terms of your Award accepted by you.

EXTERRAN HOLDINGS, INC.
By:
Stephen A. Snider
President and Chief Executive Officer